Exhibit 99.1

Dermira Reports First Quarter 2015 Financial Results and Provides Corporate Update

Three late-stage programs continue to progress

MENLO PARK, Calif., May 12, 2015 — Dermira, Inc. (NASDAQ: DERM), a specialty biopharmaceutical company focused on bringing innovative and differentiated products to dermatologists and their patients, today reported financial results for the quarter ended March 31, 2015 and provided an update on its clinical development programs.

“Dermira is currently focused on advancing its pipeline of late-stage dermatology product candidates. Having previously announced positive Phase 2b results for DRM04 in hyperhidrosis in February, and following a productive end-of-phase 2 meeting with the FDA in April, we plan to initiate a Phase 3 program in the second half of 2015,” said Tom Wiggans, chairman and chief executive officer of Dermira. “Patient enrollment continues for our three Phase 3 trials for CIMZIA in psoriasis and our Phase 2b dose-finding trial for DRM01 in acne. We are developing a portfolio of innovative potential products that we believe can improve patients’ lives, deliver new treatment choices to dermatologists, and provide a compelling commercial opportunity. We look forward to providing updates on our clinical progress throughout the rest of the year.”

Operational Highlights and Clinical Pipeline Update

•                  Initiated Phase 2b trial for DRM01 in acne. In April, Dermira announced the dosing of the first patient in a Phase 2b dose-ranging trial for DRM01, a novel, topical sebum inhibitor, in patients with acne vulgaris. The randomized, multi-center, double-blind, parallel-group, vehicle-controlled study is designed to assess the safety and efficacy of DRM01 compared to vehicle. The goal of the study is to establish the optimal dose for a potential Phase 3 program. Based on current enrollment projections, topline data from this Phase 2b study are expected in the first half of 2016. Data from Dermira’s DRM01 Phase 2a clinical trial, which demonstrated clinically meaningful and statistically significant improvements in patients with moderate-to-severe acne across the study’s primary efficacy endpoints, were presented at the American Academy of Dermatology (AAD) Annual Meeting in March.

•                  On track to initiate Phase 3 program for DRM04 in hyperhidrosis in the second half of 2015. In February, Dermira announced positive Phase 2b study results for DRM04, its topical anticholinergic product candidate, in patients with axillary hyperhidrosis. In April, Dermira held an end-of-phase 2 meeting with the U.S. Food and Drug Administration (FDA).  Based on feedback from the FDA and the results of the Phase 2 program comprising three randomized, double-blind, vehicle-controlled clinical trials in 341 patients, Dermira is finalizing the design of a Phase 3 program for DRM04 in axillary hyperhidrosis and plans to initiate the program in the second half of 2015.

•                  Initiated Phase 3 program for CIMZIA®, with UCB, in psoriasis; all three trials enrolling patients. In January 2015, Dermira and UCB jointly announced the dosing of the first patients in their Phase 3 clinical program designed to evaluate the efficacy and safety of CIMZIA (certolizumab pegol), a TNF inhibitor, in adult patients with moderate-to-severe chronic plaque psoriasis. All three trials in the Phase 3 program, CIMPASI-1, CIMPASI-2 and CIMPACT, are now enrolling patients.  Currently, CIMZIA is not approved for the treatment of psoriasis by any regulatory authority worldwide. Based on current enrollment projections, topline results from this Phase 3 program are expected in 2017.

Financial Highlights

First Quarter 2015 Financial Results

•                  For the quarter ended March 31, 2015, Dermira reported a net loss of $14.0 million, compared with a net loss of $8.5 million for the same period in 2014.

•                  Total operating expenses for the quarter ended March 31, 2015 were $14.2 million as compared to $8.5 million for the first quarter of 2014.

•                  Research and development expenses for the first quarter of 2015 were $10.1 million compared to $6.7 million for the comparable prior-year period. This increase was primarily due to increased development costs for CIMZIA and DRM01 and headcount growth.

•                  General and administrative expenses for the first quarter of 2015 were $4.1 million compared to $1.8 million for the comparable prior-year period. This increase was primarily related to headcount growth and the costs associated with being a publicly traded company following the company’s initial public offering in October 2014.

•                  As of March 31, 2015, Dermira had cash and cash equivalents and investments of $158.1 million, debt of $1.9 million, and 24.7 million common shares outstanding.

2015 Key Milestones and Expectations

•                  Initiate DRM04 Phase 3 clinical program in the second half of 2015.

•                  Continue to enroll patients in all three CIMZIA Phase 3 trials, CIMPASI-1, CIMPASI-2 and CIMPACT.

•                  Continue to enroll patients in the DRM01 Phase 2b dose-finding trial.

•                  Management reiterates its expectations for 2015, including non-GAAP operating expenses, excluding the impact of stock-based compensation expense, of $80-85 million and to have approximately $90 million in cash and cash equivalents and investments as of year-end 2015.

About Dermira

Dermira is a specialty biopharmaceutical company focused on bringing innovative and differentiated products to dermatologists and their patients. Dermira’s portfolio of five product candidates targets significant market opportunities and includes three late-stage product candidates: CIMZIA® (certolizumab pegol), in Phase 3 development in collaboration with UCB Pharma S.A. for the treatment of moderate-to-severe plaque psoriasis; DRM04, a topical treatment for hyperhidrosis; and DRM01, a topical sebum inhibitor for the treatment of acne. Dermira is headquartered in Menlo Park, California. For more information, please visit www.dermira.com.

Use of Non-GAAP Measures

Dermira is providing non-GAAP operating expenses that do not include stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. Dermira’s management uses the non-GAAP information internally to evaluate its ongoing business, continuing operational performance and cash requirements, and believes the non-GAAP information is useful to investors as they provide a basis for evaluating Dermira’s cash requirements and additional insight into the underlying operating results and Dermira’s ongoing performance in the ordinary course of its operations.

This non-GAAP measure may be different from non-GAAP measures used by other companies. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. Dermira believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate Dermira’s results of operations in conjunction with the corresponding GAAP measures.

Dermira excludes stock-based compensation expense from its non-GAAP operating expenses, which consists primarily of expenses for stock options under Accounting Standards Codification 718, Compensation—Stock Compensation. Dermira excludes stock-based compensation expense from its non-GAAP operating expense measure primarily because it is a non-cash expense that Dermira does not believe is reflective of ongoing operating results in the period incurred.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including with respect to timing and planned initiation of a Phase 3 clinical program for DRM04 and the timing of such initiation, enrollment of the CIMZIA and DRM01 clinical trials and when the results of those trials will be available, impact of our product candidates on patients, commercial opportunity of our product candidates and management expectations for operating expenses and cash and cash equivalents and investments balance in 2015. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the outcomes of our clinical trials, our dependence on third-party clinical research organizations, manufacturers and suppliers, regulatory compliance with respect to the design and implementation of our clinical trials, our ability to obtain regulatory approval for our product candidates, the costs of our development programs and other operations, our ability to obtain necessary additional capital, market acceptance of our potential products, our ability to develop and maintain collaborations and license products and intellectual property, the impact of competitive products and therapies including generics and biosimilars, our ability to manage the growth and complexity of our organization, our ability to maintain, protect and enhance our intellectual property, and our ability to continue to stay in compliance with applicable laws and regulations. You should refer to the risks set forth in Part II, Item 1A, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q and other filings the Company makes with the Securities and Exchange Commission from time to time for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Dermira Contact

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650.421.7200

Investor@dermira.com

Investor Contact

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

Dermira, Inc.

Selected Consolidated Statements of Operations Data

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2015	2014

Operating expenses:
Research and development (1)	$10,088	$6,685
General and administrative (1)	4,146	1,812
Total operating expenses	14,234	8,497
Loss from operations	(14,234)	(8,497)
Interest and other income (expense), net	237	(9)
Interest expense	(38)	(33)
Net loss	$(14,035)	$(8,539)

Net loss per share, basic and diluted	$(0.57)	$(9.56)

Weighted-average common shares used to compute net loss per share, basic and diluted	24,655,011	893,542

(1)         Amounts include stock-based compensation expense as follows:

Research and development	$455	$106
General and administrative	639	30
Total stock-based compensation expense	$1,094	$136

Dermira, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2015	2014

Cash and cash equivalents and investments	$158,144	$163,634
Working capital	112,494	93,573
Total assets	165,611	178,221
Bank term loan, current and non-current	1,940	1,936
Additional paid-in capital	237,550	236,414
Accumulated deficit	(96,684)	(82,649)
Total stockholders’ equity	140,859	153,579